EXHIBIT 99.1

Avant Diagnostics and Amarantus Diagnostics to Combine Operations With Theranostics Health

Companies to hold a Conference Call to discuss the business combination today, March 7, 2015 at 4:30pm ET

SCOTTSDALE, Arizona, SAN FRANCISCO and GAITHERSBERG, Maryland, March 7, 2016 /PRNewswire/ --

Highlights of Business Combination

•	Amarantus Diagnostics and Theranostics Health operations to consolidate into Avant Diagnostics (AVDX)
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Theranostics Health customer list includes 7 of the top 10 pharmaceutical companies with estimated pharma services revenue of over $1.5 million in 2015 expected to grow significantly in the coming years using

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Combined Company to forward rich pipeline of Oncology and Neurology diagnostics with 3 proprietary diagnostic tests for ovarian cancer (OvaDx®), multiple sclerosis (MSPrecise®) and Alzheimer's disease (LymPro Test®) CLIA-enabling validation studies for OvaDx® MSPrecise® and LymPro Test® expected to initiate in 2016 to support product launch in 2017

•	Scientific focus is on becoming recognized leader in field of cell cycle biology research with Theralink® for oncology and LymPro Test® for Alzheimer's

Avant Diagnostics, Inc. (AVDX), a biotechnology company focused on the development of oncology based diagnostics, and Amarantus Diagnostics, Inc. ("Amarantus Diagnostics") a wholly-owned subsidiary of Amarantus BioScience Holdings, Inc. ("Amarantus BioScience") (AMBS), today announced that the companies have jointly entered into a letter of intent for Avant to acquire assets and certain liabilities of Theranostics Health Incorporated("THI"), adding key CLIA laboratory and intellectual property capabilities to Avant's previously announced letter of intent to merge with Amarantus Diagnostics (collectively, the "Transactions"). THI currently generates over $1.5M in services revenue from some of the world's leading biopharmaceutical companies, including 7 of the top 10 pharmaceutical companies by revenue. The companies will be holding a conference call to discuss the business combination today at 4:30 PM ET. To access the conference call please dial 215-383-1625 or toll free 800-356-8278; access code 135394.

Under the terms of the letter of intent, Avant shall issue to THI 25 million shares of its common stock upon the closing. Amarantus BioScience has provided a convertible note of $400,000 to THI to facilitate the transaction that will be assumed by Avant upon closing of the transactions. As previously disclosed, Avant plans to issue 80 million shares of its common stock to Amarantus Biosciences upon completion of its merger with Amarantus Diagnostics. The Transactions are expected to close in the first half of 2016, and are subject to customary closing conditions.

"THI is a leader in the area of signal transduction biology, where they have been able to attract an A-list of pharmaceutical customers collaborating with the company to evaluate the therapeutic benefit and potential of their drug candidates using THI's proprietary assays," said Gerald E. Commissiong, President & CEO of Amarantus. "In addition, THI has a CLIA lab where Amarantus' Diagnostics has established operations over the course of the first quarter that will allow for CLIA validation and commercial launch of the combined company's suite of high-value, proprietary diagnostics in the areas of oncology and neurology. THI's sales channel into the pharmaceutical industry will provide important leverage for the combined company to market the LymPro Test® for Alzheimer's disease. We could not have picked a better partner to bring Avant and Amarantus' Diagnostics leading-edge intellectual property in diagnostics and biomarkers to the market."

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"Key to the business case for the merged company is THI's impressive pharma services revenue base and sales channel in the area of cell signaling biology," said Gregg Linn, President & CEO of Avant Diagnostics. "In addition to this, THI's CLIA laboratory provides the combined company with the infrastructure to launch OvaDx®, MSPrecise® and LymPro Test in a regulatory compliant environment that has been vetted by some of the world's top pharmaceutical companies. THI's laboratory meets the highest quality standards under CLIA/CAP which should give both our pharmaceutical and commercial customers great confidence in the information generated in THI's laboratory."

THI's core business is centered on providing pharmaceutical and biotechnical companies access to its technology for quantitatively measuring the activation status of key proteins and signal transduction pathways that are dysregulated in multiple disease processes via its Reverse-phase Protein Array (RPPA) platform. THI is experienced in running CAP-accredited assays in its CLIA laboratory for predicting response to therapies in difficult to treat cancers.  THI believes that, while genomic approaches may identify potential activating mutations in diseased tissues, measuring the actual activation status of the protein drug targets and the signal transduction pathways that they regulate, provides physicians with much-needed evidence that a particular therapeutic strategy can provide benefits to the patient.  THI has launched tests, TheraLink® Assays, for guiding therapeutic decisions in breast and colorectal cancer. The post-merger Avant Diagnostics will further build on its recognized scientific expertise in the area of cell cycle biology to increase its pharma services revenues and provide therapy guiding diagnostics in difficult to treat conditions.

"After an extensive evaluation of the diagnostics market, we believe that we have found the best potential partners in Avant and Amarantus," commented Glenn Hoke, PhD, Chief Executive Officer of THI. "It is clear that we will be expanding our CLIA offerings with much needed tests such as OvaDx in cancer and MSPrecise in neurology, while also providing significant additional pharma services business development opportunities with the LymPro Test. With platforms in microarray proteomics, ELISA, flow cytometry and 'next-gen' sequencing, the combined company's capabilities will allow it to add cross-platform diagnostics as we grow into the future."

Post-merger Avant CLIA Pipeline

1. OvaDx® immuno-oncology diagnostic assay is a protein-based test, potentially representing a significant improvement in the screening and diagnosis for ovarian cancer. OvaDx offers the possibility to make a clear improvement to the current diagnostic standard that generates over $2B in sales annually by substantially improving the accuracy of diagnosis, and allowing for a more effective therapeutic triaging and intervention strategy. Longer term, the assay could become a much-needed early screening tool for all women as part of a standard screening paradigm. It is estimated that the market opportunity for OvaDx is $50M annually as a diagnostic test for ovarian cancer, and that this opportunity could expand to over $2B annually if it were to be approved as a generalized screening and/or monitoring tool.

2. MSPrecise® neuroimmunology-based next-gen sequencing diagnostic assay for multiple sclerosis (MS) offers a potentially highly accurate and actionable result that will substantially improve upon the high mis-diagnosis rate of this degenerative disease. More specifically, MS has an approximately 40% misdiagnosis rate, meaning that improving diagnostic accuracy will be a key driver to adopt more effective therapeutic strategies that will reduce costs for payers and improve outcomes for patients.  The potential market opportunity for MSPrecise as a diagnostic for multiple sclerosis is over $200M annually, and could increase to over $1B if it were to be approved as a monitoring tool to measure the efficacy of drug treatment.

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3. LymPro Test® neuroimmunology-based flow cytometry assay for Alzheimer's Disease (AD), offers an early, accurate, and scalable diagnostic result for physicians seeking to provide the best information and treatment plan for patients from the earliest stages of this devastating disease. AD diagnosis has an approximately 30% misdiagnosis rate. AD costs the healthcare system approximately $200 B in direct costs per year, and these costs are expected to exceed $1.2T by 2050 according to the current spending and demographics trajectories. The estimated market opportunity for LymPro is over $3B in a commercial setting as a generalized screening test for patients at their initial Medicare enrollment visit.

Post-merger Avant Pharma Services Pipeline

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TheraLink® Assay includes phospho-activation markers for known drug targets of over 30 approved molecular targeted therapies for treating breast cancer patients. In addition, the TheraLink® Assay panel includes other biomarkers that have utility in directing patients to clinical trials involving new investigational agents. Research programs and clinical trials are underway at leading institutions to validate the TheraLink® Assay panel for managing cancer treatment decision-making in other clinically significant areas such as colorectal, lung, pancreatic and ovarian cancer.

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LymPro Test® neuroimmunology-based flow cytometry assay for Alzheimer's Disease (AD), offers an early, accurate, and scalable diagnostic result for physicians seeking to provide the best information and treatment plan for patients from the earliest stages of this devastating disease. It is estimated research and development activity spending exceeds $2B annually in Alzheimer's. It is estimated the market opportunity for LymPro in the investigational setting could be over $100M annually. LymPro is already being made available to the AD research and development community under an Investigational Use Only (IUO) designation via a services agreement between Amarantus and ICON Central Laboratories. The combined company expects to maintain the relationship with ICON and expand research activities in Alzheimer's.

About Theranostics Health

THI is a leading developer of proteomic technologies for measuring the activation status of key signaling pathways that are instrumental in the development of companion diagnostics for molecular-targeted therapies. THI has used these proteomic technologies to support the drug development programs of most major pharmaceutical and biotechnology drug development companies. THI is also providing these testing capabilities to clinical oncologists to advance personalized medicine through its TheraLink® Diagnostic Assays. For more information please visit http://www.theranosticshealth.com.

About Avant Diagnostics, Inc.

Avant is a medical diagnostic technology company that specializes in biomarker tests that are based on querying large panels of proteins with exquisite precision. Avant's first test, OvaDx®, is proposed for use in monitoring women diagnosed previously with ovarian cancer. OvaDx® is a sophisticated microarray-based test that measures the activation of the immune system in blood samples in response to ovarian tumor cell development. Pre-clinical research studies with OvaDx® indicate high sensitivity and specificity for all types and stages of ovarian cancer including stage IA-IV borderline serous, clear cell, endometrioid, mixed epithelial, mucinous, serous, and ovarian adenocarcinoma. Upon FDA 510(k) clearance, Avant intends to sell or license OvaDx®. Avant intends to utilize its public company stage to expand its portfolio of diagnostic tests in the future.

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About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases in the areas of neurology, regenerative medicine and orphan diseases. AMBS' Therapeutics division has development rights to eltoprazine, a Phase 2b-ready small molecule indicated for Parkinson's disease levodopa-induced dyskinesia, adult ADHD and Alzheimer's aggression, and owns the intellectual property rights to a therapeutic protein known as mesencephalic-astrocyte-derived neurotrophic factor (MANF) and is developing MANF-based products as treatments for brain and ophthalmic disorders. More recently, AMBS acquired the rights to the Engineered Skin Substitute program (ESS), a regenerative medicine-based approach for treating severe burns with full thickness autologous skin grown in tissue culture. ESS is entering Phase 2 clinical studies under a CRADA agreement with the US Army. AMBS' Diagnostics division owns the rights to MSPrecise®, a proprietary next-generation DNA sequencing (NGS) assay for the identification of patients with relapsing-remitting multiple sclerosis (RRMS) at first clinical presentation, has an exclusive worldwide license to the Lymphocyte Proliferation test (LymPro Test®) for Alzheimer's disease, which was developed by Prof. Thomas Arendt, Ph.D., from the University of Leipzig, and owns intellectual property for the diagnosis of Parkinson's disease (NuroPro). AMBS also owns the discovery of neurotrophic factors (PhenoGuard™) that led to MANF's discovery.

For further information please visit http://www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words "believes," "project," "expects," "anticipates," "estimates," "intends," "strategy," "plan," "may," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Investor and Media Contact:
Ascendant Partners, LLC
Fred Sommer
+1-732-410-9810
fred@ascendantpartnersllc.com

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